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                                                                   Exhibit 10.03

                                                               December 28, 1992

TO:               David J. Field

FROM:             Joseph M. Field

RE:               Terms of Employment

                  This will confirm the agreement which we have reached regarding the terms of your employment as Vice President-Operations and Chief Financial officer at Entercom effective October 1, 1992.

                  We have agreed that commencing October 1, 1992 you will be compensated as follows:

                  1. Your weekly salary will be $2,876.71 (annual rate of $150,000.00). Effective as of October 1, 1993 your weekly salary will be increased to $3356.16 (annual rate of $175,000.00) and effective as of October 1, 1994 your weekly salary will be increased to $3,835.62 (annual rate of $200,000.00).

                  2. in addition to the salary set forth in 1 above, we have agreed that you will be paid an incentive bonus based on increases in the real cash flow of the Company. The formula set out below attempts to do this but it cannot anticipate significant changes in the Company's accounting methods which may occur subsequent to the date of this letter. Therefore in the event of a significant change in the Company's accounting methods that would result in a significant deviation from the stated purpose of the incentive then we have agreed to equitably adjust the formula set forth below so that after reflecting such accounting change the formula reflects the principle that the incentive is to be based on changes in real cash flow. Changes in the Company's accounting methods which have occurred prior to the date of this letter have already been considered and are fully reflected in the formula. The formula to which we have agreed is that you will be paid incentive compensation equal to 1.0% of the excess of the Company's annual Adjusted Net Income (as defined below) over the ANI Bass (as defined below) using an October 1 to September 30 fiscal year, beginning with the fiscal year commencing October 1, 1992. Such incentive shall be paid on the first regular payroll date for the corporate office which occurs after the December 31st following the end of the fiscal year in question. In the event of a termination of your employment, the incentive payable under this paragraph 2 for the year of termination shall be the portion of the incentive that would have been payable for the entire fiscal year in which the termination occurs which is computed by multiplying the incentive for such entire fiscal year by a fraction in which the numerator is the number of days from the start of such fiscal year to the date of termination and the denominator is 365.


                  3. For purposes of this agreement the following definitions shall be applicable.


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                           (a)      For the fiscal year ending 9/30/93 the "ANI
                                    Base" shall be $1,080,594.00, the amount of the adjusted net income for the fiscal year ending 9/30/92. For each subsequent fiscal year the "ANI Base" shall be increased by a percentage equal to the percentage increase in the CPI-U for September of that year compared to the CPI-U for September one year earlier.

                           (b) "Normal Capital Replacements" in the fiscal year ending 9/30/92 shall mean $56,552.22 for each station owned and operated by the Company (i.e. 11 x $56,552.22 - $622.077.75 total for FYE 9/30/92). This per station amount will be increased each fiscal year thereafter in accordance with increases in the CPI-U for the preceding one year period (September to September) and shall also be adjusted for any changes in the number of stations owned and operated by the Company.

                           (c) "Pro Forma Taxable Income (Loss)" shall mean the net income of the Company as shown on the audited financial statements of the Company for the fiscal year in question adjusted for book vs. tax permanent differences but not adjusted for book vs. tax timing differences. For example, 20% of certain travel and entertainment expenses are not deductible expenses for tax purposes and are a book vs. tax permanent difference. Therefore the net income of the Company must be increased by the non-deductible portion of such expenses in computing "Pro Forma Taxable Income." On the other hand the difference between book depreciation (computed an a straight line basis) and tax depreciation (computed on an accelerated basis) is a book vs. tax timing difference and is not to be used as an adjustment to net income of the Company in computing "Pro Forma Taxable Income." All such book vs. tax differences (both permanent and timing differences) are identified on the Company's Federal Income Tax Return. In the event that the Company files an amended tax return which changes the tax treatment of any such book vs. tax difference from a timing difference to a permanent difference or vice versa, then the effect of such change on the Pro Forma Taxable Income for the amended year shall be added (or subtracted as the case may be) from the Pro Forma Taxable Income of the year in which such amended tax return is filed.

                           (d) "Shareholders Tax Obligation (Benefit)" shall mean the amount, for any fiscal year in which the Company is taxed as a Subchapter S corporation, which is computed by multiplying the Pro Forma


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                                    Taxable Income or Loss of the Company by the
                                    higher of the combined maximum income tax rates (federal, state and local) applicable to a shareholder or shareholders resident in Lower Merion Township, Pennsylvania or to a shareholder or shareholders holding at least 25% of the Company's capital stock who reside in any other jurisdiction as of the end of the calendar year in which the Company's fiscal year ends. In the event that there is Pro Forma Taxable Income the resultant number is the Shareholders Subchapter S Tax Obligation. In the event that there is a Pro Forma Taxable Loss the resultant number is the Shareholders Subchapter S Tax Benefit.

                           (e) "Adjusted Net Income" shall mean net income of the Company as shown on the audited financial statements of the Company for the fiscal year in question plus charges or expenses for depreciation or amortization (exclusive of amortization of format change expenses) less Normal Capital Replacements (as defined above) and, so long as the Company is taxed as a Subchapter S corporation, less the Shareholders Subchapter S Tax Obligation or plus the Shareholders Subchapter S Tax Benefit (as defined above) as the case may be.

                  4. You will be provided with the use of a Company vehicle (to be selected by the Company) and insurance thereon. You will be responsible for gas for the automobile. The Company will be responsible for repairs and maintenance (including oil).

                  5. You will be entitled to medical insurance for yourself and your dependents and to life insurance, vacation and other benefits available to officers of the Company in accordance with Company policy. You will also be eligible to participate in the Entercom Officers Profit Sharing Plan in accordance with the terms of the Plan.

                  6. It is understood and agreed that your position is one of executive authority involving the exercise of discretion in matters affecting the vital interests of the Company, including the existence and degree of profitability of the enterprise and the maintenance and renewal of its principal assets, its FCC broadcast licenses. It is therefore essential that the relationship at all times be one of complete confidence and mutual understanding with respect to policies and goals. Accordingly it is expressly understood that nothing herein shall be construed as altering the "at will" nature of your employment and either party retains the right to terminate this agreement at any time either for good cause or solely for the convenience of either party provided that, except where there is good cause for said termination, each party agrees to give at least thirty (30) days' notice in advance of said termination. If you give notice of termination, the Company may at its option waive such notice and accept your termination effective at any time prior to the expiration of the notice period.


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Memo to:          David Field

From:             Joe Field

Date:             December 1, 1996

Re:               Modification to Employment Agreement

                  This will confirm that we have agreed to modify your Entercom employment agreement dated December 28, 1992. Effective October 1, 1996, your current annual salary of $250,000, as last adjusted on October 1, 1995, will be increased annually effective on October 1 of each year commencing October 1, 1996. The increase shall be a percentage equal to the percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U), as published by the U.S. Department of Labor for the immediately preceding August, compared to the CPI-U for the month of August one year earlier.

                  Please confirm your agreement to the above by signing and returning the enclosed copy of this memo.

Accepted and Agreed:

By: /s/ David Field
    ------------------
        David Field

Date:  2/11/97
    ------------------

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         7. In addition it is understood and agreed that for the one year period following the termination of your employment with the Company you will not, without the express prior written permission of the Company, employ, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto. In the event that any such person shall be employed in a position under your direct or indirect supervision within such one year period without the Company's express prior written permission, it shall be conclusively presumed that this restriction has been violated.

                  Please confirm your agreement to the foregoing by signing and returning the enclosed copy of this memo.

                                                     Very truly yours,

                                                     /s/ Joseph M. Field
                                                     Joseph M. Field

As agreed


/s/ David J. Field
David J. Field
Date 5/18/93


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